EXHIBIT 99.1

Marlin Business Services Corp. Reports Fourth Quarter and Full-Year 2011 Results and Declares a Quarterly Cash Dividend of $0.06 Per Share

Fourth Quarter and Full-Year Highlights:

  Net income of $2.1 million for the fourth quarter and $6.2 million for the full-year 2011
  15% sequential growth in new lease originations; up 71% year-over-year
  Insured deposit growth of 26% quarter-over-quarter; up 114% year-over-year
  30+ day delinquencies of 1.02%, an improvement of 96 basis points year-over-year
  Strong capital position, equity to assets ratio of 33.77%
  Total risk-based capital of 39.19%
  Risk adjusted net interest and fee margin of 11.76% for the fourth quarter and 11.43% for the full year 2011

MOUNT LAUREL, N.J., Feb. 23, 2012 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported fourth quarter 2011 net income of $2.1 million, or $0.16 per diluted share. Net income for the full-year 2011 was $6.2 million, or $0.48 per diluted share.

"We're pleased with the solid operating and financial fundamentals in place for all aspects of the business," says Daniel P. Dyer, Marlin's co-founder and Chief Executive Officer.  "We expect these same fundamentals will drive asset and profit growth going forward as we look to capitalize on the opportunities to serve the financing needs of small businesses across the country," says Dyer.

Fourth quarter 2011 lease production was $68.4 million based on initial equipment cost, up 15% from $59.7 million for the third quarter of 2011 and 59% higher than the fourth quarter of 2010. On a year-over-year basis, lease equipment volume increased 71%, growing to $229.0 million compared to $134.0 million in 2010.

The average number of monthly originating sources reached 911, up 10% from 831 for the third quarter of 2011 and an increase of 26% from the fourth quarter a year ago.

Net interest and fee margin improved 27 basis points in the fourth quarter of 2011, to 13.04% from 12.77% in the third quarter of 2011, and has increased 94 basis points from the fourth quarter a year ago.

Driving the margin improvement is cost of funds, which improved 49 basis points from the third quarter of 2011 and 130 basis points from the fourth quarter of 2010. The improvement resulted from the Company's shift in funding mix from term funding to lower-cost insured deposits issued by the Company's subsidiary, Marlin Business Bank.

Reflecting positive credit trends, the allowance for credit losses as a percentage of total finance receivables stands at 1.39% as of December 31, 2011 compared to 1.49% as of September 30, 2011.   The allowance for credit losses as of December 31, 2011 represents 322% of total 60+ day delinquencies, compared to 282% as of September 30, 2011.

Leases over 30 days delinquent were 1.02% of Marlin's lease portfolio as of December 31, 2011, which is 16 basis points lower than the third quarter of 2011 and 95 basis points lower than the fourth quarter of 2010. Leases over 60 days delinquent were 0.38% of Marlin's lease portfolio as of December 31, 2011, which is 9 basis points lower than the third quarter of 2011 and 51 basis points lower than the fourth quarter of 2010.

Fourth quarter net lease charge-offs were 1.40% of average net investment, representing an improvement of 33 basis points from the third quarter of 2011 and an improvement of 121 basis points from the fourth quarter of 2010.

The Company maintains ample liquidity to support growth through its insured depository, Marlin Business Bank. In addition, the Company also has $78.1 million in unused commitments through its revolver facilities.

The Company maintains strong capital ratios with a consolidated equity to assets ratio of 33.77%.

In conjunction with this release, static pool loss statistics and vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

The Board of Directors of Marlin Business Services Corp. declared a $0.06 per share quarterly dividend, payable March 15, 2012 to shareholders of record on March 5, 2012. Based on the closing stock price on February 22, 2012, the annualized dividend yield on the Company's common stock is 1.67%.

The Company repurchased 21,807 shares of its common stock during the fourth quarter ended December 31, 2011 under the stock repurchase program announced in November 2007. In 2011, the Company purchased 400,475 shares of common stock, and since inception of the program the Company has repurchased 964,506 shares of common stock.

Conference Call and Webcast

We will host a conference call on Friday, February 24, 2012 at 9:00 a.m. ET to discuss the Company's fourth quarter and full-year 2011 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small and mid-sized businesses. The Company's principal operating subsidiary, Marlin Leasing Corporation, finances over 100 equipment categories in a segment of the market generally referred to as "small-ticket" leasing (i.e., leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

The Marlin Business Services Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4087

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
	2011	2010

	(Dollars in thousands, except per- share data)

ASSETS
Cash and due from banks	$ 1,035	$ 2,557
Interest-earning deposits with banks	41,250	34,469
Total cash and cash equivalents	42,285	37,026
Restricted interest-earning deposits with banks (includes $24.3 million and $44.7 million at December 31, 2011 and December 31, 2010, respectively, related to consolidated variable interest entities ("VIEs"))	28,637	47,107
Securities available for sale (amortized cost of $1.7 million and $1.5 million at December 31, 2011 and December 31, 2010, respectively)	1,780	1,534
Net investment in leases and loans (includes $60.0 million and $154.1 million at December 31, 2011 and December 31, 2010, respectively, related to consolidated VIEs)	387,840	351,569
Property and equipment, net	2,052	2,180
Property tax receivables	265	197
Other assets	23,110	28,449
Total assets	$ 485,969	$ 468,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$ 198,579	$ 92,919
Long-term borrowings (includes $45.1 million and $128.2 million at December 31, 2011 and December 31, 2010, respectively, related to consolidated VIEs)	92,004	178,650
Other liabilities:
Sales and property taxes payable	2,169	1,978
Accounts payable and accrued expenses	8,791	8,019
Net deferred income tax liability	20,325	26,493
Total liabilities	321,868	308,059

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,760,266 and 12,864,665 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	128	129
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	85,544	86,987
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	1	(132)
Retained earnings	78,430	73,021
Total stockholders' equity	164,101	160,003
Total liabilities and stockholders' equity	$ 485,969	$ 468,062

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

	(Dollars in thousands, except per-share data)

Interest income	$ 11,433	$ 11,052	$ 44,269	$ 47,296
Fee income	3,091	3,157	12,254	14,041
Interest and fee income	14,524	14,209	56,523	61,337
Interest expense	2,355	3,410	11,416	15,613
Net interest and fee income	12,169	10,799	45,107	45,724
Provision for credit losses	1,194	1,738	4,134	9,438
Net interest and fee income after provision for credit losses	10,975	9,061	40,973	36,286

Other income:
Insurance income	1,070	976	3,759	4,106
Gain (loss) on derivatives	(2)	12	(53)	(116)
Other income	655	347	1,945	1,295
Other income	1,723	1,335	5,651	5,285
Other expense:
Salaries and benefits	5,659	5,307	22,539	19,966
General and administrative	3,202	3,487	13,044	12,762
Financing related costs	196	247	719	680
Other expense	9,057	9,041	36,302	33,408
Income before income taxes	3,641	1,355	10,322	8,163
Income tax expense (benefit)	1,581	(91)	4,147	2,495
Net income	$ 2,060	$ 1,446	$ 6,175	$ 5,668

Basic earnings per share	$ 0.16	$ 0.11	$ 0.48	$ 0.44
Diluted earnings per share	$ 0.16	$ 0.11	$ 0.48	$ 0.44

Cash dividends declared per share	$ 0.06	$ —	$ 0.06	$ —

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2010	3/31/2011	6/30/2011	9/30/2011	12/31/2011

New Asset Production:
# of Sales Reps	87	94	97	95	93
# of Leases	3,669	3,984	4,522	4,580	5,016
Leased Equipment Volume	$42,906	$47,024	$53,889	$59,674	$68,427

Approval Percentage	54%	56%	60%	60%	64%

Average Monthly Sources	725	740	826	831	911

Implicit Yield on New Leases	13.98%	13.39%	13.04%	12.55%	12.57%

Net Interest and Fee Margin:
Interest Income Yield	12.38%	12.48%	12.37%	12.32%	12.25%
Fee Income Yield	3.54%	3.59%	3.33%	3.46%	3.31%
Interest and Fee Income Yield	15.92%	16.07%	15.70%	15.78%	15.56%
Cost of Funds	3.82%	3.77%	3.49%	3.01%	2.52%
Net Interest and Fee Margin	12.10%	12.30%	12.21%	12.77%	13.04%

Average Total Finance Receivables	$357,089	$349,203	$351,389	$359,451	$373,260
Average Net Investment in Leases	$355,863	$348,276	$350,662	$358,753	$372,676

End of Period Net Investment in Leases	$350,528	$347,254	$353,839	$366,293	$387,377
End of Period Loans	$1,041	$765	$686	$707	$463

Portfolio Asset Quality:

Leasing
30+ Days Past Due Delinquencies	1.97%	1.67%	1.31%	1.18%	1.02%
30+ Days Past Due Delinquencies	$7,665	$6,475	$5,188	$4,844	$4,452

60+ Days Past Due Delinquencies	0.89%	0.75%	0.56%	0.47%	0.38%
60+ Days Past Due Delinquencies	$3,460	$2,891	$2,220	$1,934	$1,663

Total Finance Receivables
30+ Days Past Due Delinquencies	1.98%	1.68%	1.31%	1.18%	1.02%
30+ Days Past Due Delinquencies	$7,726	$6,514	$5,190	$4,844	$4,452

60+ Days Past Due Delinquencies	0.90%	0.75%	0.56%	0.47%	0.38%
60+ Days Past Due Delinquencies	$3,504	$2,914	$2,221	$1,934	$1,663

Net Charge-offs - Leasing	$2,324	$2,002	$1,631	$1,556	$1,305
% on Average Net Investment in Leases Annualized	2.61%	2.30%	1.86%	1.73%	1.40%

Net Charge-offs - Total Finance Receivables	$2,375	$2,010	$1,636	$1,553	$1,300
% on Average Total Finance Receivables Annualized	2.66%	2.30%	1.86%	1.73%	1.39%

Allowance for Credit Losses	$7,718	$6,887	$6,175	$5,459	$5,353
% of 60+ Delinquencies	220.26%	236.34%	278.03%	282.26%	321.89%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,996	$1,407	$1,197	$1,151	$829

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2010	3/31/2011	6/30/2011	9/30/2011	12/31/2011
Balance Sheet:

Assets
Investment in Leases and Loans	$352,527	$348,290	$354,014	$365,610	$385,984
Initial Direct Costs and Fees	6,760	6,616	6,686	6,849	7,209
Reserve for Credit Losses	(7,718)	(6,887)	(6,175)	(5,459)	(5,353)
Net Investment in Leases and Loans	$351,569	$348,019	$354,525	$367,000	$387,840
Cash and Cash Equivalents	37,026	40,064	51,904	48,345	42,285
Restricted Cash	47,107	51,212	30,910	29,419	28,637
Other Assets	32,360	34,972	29,909	28,618	27,207
Total Assets	$468,062	$474,267	$467,248	$473,382	$485,969

Liabilities
Total Debt	$178,650	$178,323	$143,794	$115,089	$92,004
Deposits	92,919	95,731	124,522	157,398	198,579
Other Liabilities	36,490	38,845	37,361	38,488	31,285
Total Liabilities	$308,059	$312,899	$305,677	$310,975	$321,868

Stockholders' Equity
Common Stock	$129	$130	$129	$128	$128
Paid-in Capital, net	86,985	87,563	86,197	85,157	85,542
Other Comprehensive Income	(132)	(100)	(60)	(14)	1
Retained Earnings	73,021	73,775	75,305	77,136	78,430
Total Stockholders' Equity	$160,003	$161,368	$161,571	$162,407	$164,101

Total Liabilities and Stockholders' Equity	$468,062	$474,267	$467,248	$473,382	$485,969

Capital and Leverage:
Equity	$160,003	$161,368	$161,571	$162,407	$164,101
Debt to Equity	1.70	1.70	1.66	1.68	1.77
Equity to Assets	34.18%	34.02%	34.58%	34.31%	33.77%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	34.87%	34.30%	34.35%	34.46%	33.74%
Tier 1 Risk-based Capital	39.58%	39.88%	40.10%	39.23%	37.94%
Total Risk-based Capital	40.84%	41.14%	41.35%	40.48%	39.19%

Expense Ratios:
Salaries and Benefits Expense	$5,307	$5,937	$5,384	$5,559	$5,659
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	5.94%	6.80%	6.13%	6.19%	6.06%

Total personnel end of quarter	234	243	251	247	242

General and Administrative Expense	$3,487	$3,471	$3,145	$3,226	$3,202
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	3.91%	3.98%	3.58%	3.59%	3.43%

Efficiency Ratio	72.55%	78.41%	70.42%	68.60%	63.78%

Net Income:
Net Income	$1,446	$754	$1,530	$1,831	$2,060

Annualized Performance Measures:
Return on Average Assets	1.28%	0.65%	1.31%	1.56%	1.71%
Return on Average Stockholders' Equity	3.72%	1.88%	3.78%	4.53%	5.04%

EPS Data:
Net Income Allocated to Common Stock	$1,339	$696	$1,411	$1,699	$1,916
Number of Shares - Basic	11,912,655	11,934,525	11,979,787	11,880,834	11,900,351
Basic Earnings per Share	$0.11	$0.06	$0.12	$0.14	$0.16

Number of Shares - Diluted	11,988,965	12,012,930	12,055,312	11,946,231	11,949,505
Diluted Earnings per Share	$0.11	$0.06	$0.12	$0.14	$0.16

Cash Dividends Declared per share	$0.00	$0.00	$0.00	$0.00	$0.06

Net investment in total finance receivables includes
net investment in direct financing leases and loans.
CONTACT: Marlin Business Services Corp.
         Lynne C. Wilson, CFO
         +1-888-479-9111 x4108